EXHIBIT 10.36

2012 LONG-TERM INCENTIVE AWARD PROGRAM
2012- 2014 Performance Cycle Agreement

This award agreement (“Agreement”), by and between Lincoln National Corporation (“LNC”) and [Name] (“Grantee”), evidences the grant by LNC on February 22, 2012, of a long-term incentive performance award to Grantee, and Grantee’s acceptance of the award in accordance with and subject to the provisions of the Lincoln National Corporation Incentive Compensation 2009 Amended and Restated Plan effective May 14, 2009 (“Plan”) and this Agreement.  LNC and Grantee agree as follows:

1.  Form of Award.  This performance award grant shall vest after certification by the Compensation Committee of the LNC Board of Directors (“Committee”) of achievement of the established performance criteria.  Any vested award shall be paid in shares of LNC common stock.  This award is for [number] of shares of LNC common stock.

During the performance cycle, this award shall consist of LNC stock units but any actual award shall ultimately vest and be paid in shares of LNC common stock.  Grantee’s actual award, if any, will be determined based on performance during the performance cycle in accordance with the terms of the Plan and the 2012-2014 Performance Cycle approved by the Committee.  The Committee shall determine if and when any award shall vest under the Plan and reserves the right to adjust the target award or payout amount of any award under the Plan at any time to the extent permissible under Section 162(m) of the Internal Revenue Code of 1986, as amended.  The number of shares that may ultimately vest under this Agreement, if any, shall be adjusted appropriately in the event of a stock split, reverse stock split, stock dividend, or other similar event.

2.  Transferability.  This award may not be transferred, sold, pledged, or otherwise encumbered, except by will or the laws of descent and distribution.

3.  Non-Competition, Non-Solicitation, Non-Disparagement and Non-Disclosure Provisions or Termination for Cause.

(a) Non-Competition.  Grantee may not become employed by, work on behalf of, or otherwise render services that are the same or similar to the services rendered by Grantee to the business unit employing Grantee for any other organization or business which competes with or provides, or is planning to provide, the same or similar products and/or services as the business unit in which Grantee was employed or otherwise had responsibilities for at the time of his/her termination.  Grantee understands and agrees that this restriction is nationwide in scope.  If Grantee has terminated employment, Grantee shall be free, however, to purchase, as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(b) Non-Solicitation.  Grantee shall not directly or indirectly hire, manage, solicit or recruit any employees, agents, financial planners, salespeople, financial advisors, vendors or service providers of LNC whom Grantee had hired, managed, supervised, or otherwise became familiar with as a result of his/her employment with LNC.

(c) Non-Disparagement.  Grantee shall not (i) make any public statements regarding his/her employment with LNC (other than factual statements concerning the dates of employment and positions held) or his/her termination or Retirement (as defined in Paragraph 7 below) from LNC that are not agreed to by LNC, such approval not to be unreasonably withheld or delayed; and (ii) Grantee shall not disparage LNC or any of its subsidiaries or affiliates, its and their respective employees, executives, officers, or Boards of Directors.

(d) Non-Disclosure & Ideas Provision.  Grantee shall not, without prior written authorization from LNC, disclose to anyone outside LNC, or use in other than LNC’s business, any information or material relating to the business of LNC that LNC considers confidential and/or proprietary pursuant to its Code of Conduct.  Furthermore, Grantee agrees to disclose and assign to LNC all rights and interest in any invention or idea that Grantee developed or helped develop for actual or related business, research, or development work during the period of their Service with LNC.

Grantee must provide LNC with a certification of compliance with the provisions of this Paragraph 3 prior to the payment of any award.  Failure to comply with provisions (a) through (d) above at any time prior to, or during the six months after, any such payment shall cause such payment to be rescinded.  Termination for Cause (as defined in Paragraph 6 below) at any time, before or after payment of any award, shall result in the cancellation or rescission of the award.  LNC must notify Grantee in writing of any such rescission.  LNC, in its discretion, may waive compliance in whole or part in any individual case.  Within ten days after receiving a rescission notice from LNC, Grantee must pay the award to LNC.  Such payment by Grantee must be made in shares of LNC common stock equal to the gross number of shares paid to the Grantee pursuant to the award subject to the rescission (not net of shares withheld for taxes).  If Grantee’s employment is terminated by LNC and its subsidiaries other than for Cause, a failure of Grantee to comply with the non-competition provisions after such termination shall not in itself cause rescission if the exercise or payment occurred before the termination.

4.  Tax Withholding.  Grantee must remit to LNC an amount equal to the required tax withholding on the value of the shares payable under this Agreement at such time as they are taxable to Grantee; and Grantee may elect to surrender shares of LNC stock (including shares that are a part of this award) to satisfy all or part of the required tax withholding

5.  Change of Control. Upon a Change of Control of LNC (as defined in the LNC Executives’ Severance Benefit Plan), the Committee (as it shall have existed on the day immediately preceding such Change of Control) shall determine what, if any, award under this Agreement shall be provided to Grantee.  In making such determination, the Committee shall consider the nature of such Change of Control, whether continuation of the Plan and the awards for this performance cycle are feasible, and whether the resulting corporate entity offers or commits to offer awards of comparable economic value; provided, however, that the Committee’s determination shall be consistent with existing LNC plans such as this Plan and the LNC Executives’ Severance Benefit Plan.

Amounts payable pursuant to this Paragraph 5 shall be paid as of the earlier of (i) the time long-term incentive awards are normally paid to employees who are employed at the end of the original performance cycle established by the Committee for this award, or (ii) the Grantee’s involuntary termination of employment with LNC and all affiliates without Cause, provided such termination occurs within two years after such Change of Control.  A Grantee who voluntarily terminates employment after a Change of Control but before payment of the award shall forfeit the award.

6.   Definitions.  As used in this Agreement:

“Cause” means, as determined by LNC in its sole discretion, a conviction of a felony or any fraudulent of willful misconduct by Grantee that is materially and demonstrably injurious to the business or reputation of LNC.

“Retirement” means, for purposes of this Agreement, Grantee’s retirement from LNC or a subsidiary at age 55 or older with at least five (5) years of service with LNC.

“Total Disability” means (as determined by the Committee) a disability that results in Grantee being unable to engage in any occupation or employment for wage or profit for which Grantee is, or becomes, reasonably qualified by training, education or experience.  In addition, the disability must have lasted six months and be expected to continue for at least six more months or be expected to continue unto death.

7.  Full or Pro-Rata Awards Upon Certain Events. Except as provided in this Paragraph 7 and in Paragraph 5 above, if during the performance cycle Grantee’s employment (with LNC and all subsidiaries of LNC) terminates for any reason, Grantee shall not be entitled to any award under this Agreement.  In the case of Grantee's death, Total Disability, Retirement, or involuntary termination of employment with LNC and all affiliates without Cause, Grantee (or Grantee's beneficiary, if applicable) shall receive a pro-rated award based on the Grantee’s period of service during the performance cycle.  Any such award shall be paid at the same time long-term incentive awards are normally paid to employees who are employed at the end of the performance cycle.  Notwithstanding the foregoing, in the case of such involuntary termination, any award shall be contingent on Grantee's release of claims against LNC and its affiliates (in form and substance satisfactory to LNC) and shall not be paid unless such release shall have become effective; except that such a release shall not be required when such termination is by reason of the sale or disposition of the business in which Grantee is employed.

8.  Terms Applicable to Stock Units/Shares.  During the performance cycle, the award shall consist of LNC stock units but any actual award shall be payable in shares of LNC common stock.  If an award becomes payable in shares of LNC common stock under this Agreement, Grantee shall also receive an amount equal to the dividends that would have been paid on such shares of LNC common stock had Grantee held such shares from the above date of grant through the date the award becomes payable.  Such dividend equivalent amount shall be paid in shares of LNC common stock based on the Fair Market Value (as defined in the Plan) of LNC common stock on the date the award becomes payable (with fractional shares paid in cash).

IN WITNESS WHEREOF, LNC, by its duly authorized officer has signed this Agreement as of the first date set forth above.

LINCOLN NATIONAL CORPORATION

By:
Dennis R. Glass
President and Chief Executive Officer

February 22, 2012